Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Amy Patti	Atish Shah
+1 312 780 5620	+1 312 780 5427
amy.patti@hyatt.com	atish.shah@hyatt.com

FOR IMMEDIATE RELEASE

HYATT HOTELS CORPORATION INCREASES SHARE REPURCHASE

AUTHORIZATION BY $400 MILLION

CHICAGO (December 11, 2014) - Hyatt Hotels Corporation (“Hyatt” or the “Company”) (NYSE: H) announced today that the Company’s Board of Directors authorized the repurchase of up to an additional $400 million of the Company’s common stock. As of December 11, 2014, the Company had approximately $465 million available under its share repurchase authorization (including the $400 million authorized on December 11, 2014).

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company’s subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place®, Hyatt House®, Hyatt Zilara™, Hyatt Ziva™, Hyatt Residences® and Hyatt Residence Club® brand names and have locations on six continents. As of September 30, 2014, the Company’s worldwide portfolio consisted of 573 properties in 48 countries. For more information, please visit www.hyatt.com.